Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated as of December 11, 2008, amends the Amended and Restated Employment Agreement dated as of June 7, 2007 (the “Agreement”) between General Dynamics Corporation (the “Corporation”) and Nicholas D. Chabraja.

Section 17 of the Agreement is hereby amended in its entirety to read as follows:

Section 409A of the Internal Revenue Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Mr. Chabraja shall not be considered to have terminated employment with the Corporation for purposes of this Agreement until Mr. Chabraja would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Mr. Chabraja under this Agreement shall be paid to Mr. Chabraja on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Mr. Chabraja) during any one year may not effect amounts reimbursable or provided in any subsequent year. Notwithstanding anything to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Mr. Chabraja’s termination of employment shall instead be paid on the first business day after the date that is six months following Mr. Chabraja’s “separation from service” within the meaning of Section 409A. Any amount the payment of which is delayed in accordance with the preceding sentence shall be paid with interest at an annual rate equal to the prime rate (as determined by the Northern Trust Company of Chicago from time to time) from the date on which such amount would otherwise have been paid until the actual date of payment.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Employment Agreement to be executed, and Mr. Chabraja has executed this Agreement as of the date first above written.

GENERAL DYNAMICS CORPORATION

/s/ Millie A. Miller	By:	/s/ Walter M. Oliver
Witness		Walter M. Oliver, Senior Vice President, Human Resources & Administration

/s/ David A. Savner		/s/ Nicholas D. Chabraja
Witness		Nicholas D. Chabraja